Exhibit 99


ACTION
PERFORMANCE COMPANIES, INC.

CONTACTS:         Christopher Besing              Fred Wagenhals
                  Chief Financial Officer         Chairman, President and CEO
                  (602) 337-3703                  (602) 337-3710

                  Eugene G. Heller/Glenn Schoenfeld
                  Silverman Heller Associates
                  (310) 208-2550

FOR IMMEDIATE RELEASE
---------------------

                ACTION PERFORMANCE ANNOUNCES PROPOSED $75 MILLION
               PRIVATE PLACEMENT OF CONVERTIBLE SUBORDINATED NOTES

PHOENIX,  Arizona (March 5, 1998) -- Action Performance Companies,  Inc. (Nasdaq
NM: ACTN) today announced that, subject to market and other conditions, the Company intends to raise $75 million (excluding proceeds of the over-allotment option, if any) through a private placement of convertible subordinated notes. The notes will be sold within the United States to institutional accredited investors and qualified institutional buyers, and outside the United States to non-U.S. investors.

         It is contemplated that the notes will have a term of seven years and be convertible into Action Performance common stock. The Company stated that it intends to use the net proceeds of the offering for general corporate purposes, including possible future acquisitions.

         The securities offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, and applicable state securities laws or available exemptions from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

         Action Performance Companies, Inc. is the leader in the design, marketing and distribution of licensed motorsports merchandise. Its products include a broad range of motorsports-related apparel, souvenirs, die-cast car replica collectibles and other memorabilia. The Company markets and distributes products through a variety of channels, including the 120,000-member Racing Collectables Club of America (RCCA), trackside at racing events, mass retail department stores, and a nationwide wholesale network of approximately 5,000 specialty dealers and distributors.
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ACTION ANNOUNCES PROPOSED $75 MILLION PRIVATE PLACEMENT/2


         The Company from time to time makes forward-looking statements in its public disclosures. Important risks and uncertainties that could cause the Company's results to differ materially from those contained in such forward-looking statements are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 1997.